Exhibit 23.2- Consent of Berry, Dunn, McNeil & Parker

Board of Directors
Union Bankshares Company

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Union Bankshares Company for the registration of 75,000 shares of its common stock; and to the incorporation by reference therein of our report dated January 19, 2001, with respect to the consolidated financial statements of Union Bankshares Company included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


/s/ Berry, Dunn, McNeil & Parker




Portland, Maine
December 3, 2001